Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 7, 2019, (the “Effective Date”) between Covetrus, Inc., a Delaware corporation (the “Company”) and Francis Dirksmeier (the “Executive” and collectively with the Company, the “Parties”). All references herein to the Company shall include the Company’s subsidiaries, where applicable.

WHEREAS, the Parties desire to enter into this Agreement to reflect the Executive’s position and role in the Company’s business and to provide for the Executive’s employment by the Company with respect to certain of the Company’s subsidiaries, upon the terms and conditions set forth herein;

WHEREAS, the Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to the Executive under this Agreement; and

WHEREAS, this Agreement replaces and supersedes all previous employment agreements between the Executive and the Company (and any predecessor thereto).

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term. This Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date, unless sooner terminated pursuant to the terms of this Agreement (the “Term”). The Term shall be automatically extended and renewed for a period of one (1) year from the end of the Term (the “Renewal Date”) unless either the Company or the Executive gives written notice of non-renewal to the other Party at least sixty (60) days prior to the end of the Term, in which event this Agreement shall terminate at the end of the Term. Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date for an additional one (1) year period, it will automatically be renewed on the anniversary of the Renewal Date and each subsequent year thereafter (the “Annual Renewal Date”) for a period of one (1) year, unless either Party gives written notice of non-renewal to the other at least sixty (60) days prior to any Annual Renewal Date, in which case the Agreement will terminate on the Annual Renewal Date immediately following such notice.

(b) Duties. During the Term, the Executive shall be employed by the Company as its Senior Vice President and President, North America and shall serve the Company faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company. The Executive shall report to the Chief Executive Officer and shall perform such duties commensurate with the Executive’s office as contained in the bylaws of the Company or as the Executive shall reasonably be directed by the Chief Executive Officer. The Executive shall perform such services at the Company’s Dublin, Ohio offices and the Executive shall engage in such reasonable business travel as may be required to perform the Executive’s duties.

(c) Best Efforts. Except for vacation, absences due to temporary illness and absences resulting from Disability (as hereinafter defined), the Executive shall devote the Executive’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in subsection (b) above. The Executive shall not during the Term be engaged in any other business activity which, in the reasonable judgment of the Company, would conflict with the ability of the Executive to perform the Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in this Section shall prevent Executive from engaging in additional activities in connection with personal investments and community affairs, including serving on corporate, civic, or charitable boards, subject to the approval by the Company, that are not materially inconsistent with Executive’s duties under this Agreement.

2. Base Salary. During the Term, the Company shall pay to the Executive a base salary of $450,000 annually, which shall be subject to review and, at the option of the Compensation Committee of the board of directors of the Company (the “Compensation Committee”), subject to increase (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be reviewed on an annual basis for increases in accordance with the review process for senior level executives of the Company. The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

3. Incentive Compensation

(a) Annual Incentive Compensation. The Executive shall be entitled to participate in an annual bonus program established by the Company with a target annual bonus amount, which for the 2019 fiscal year of the Company shall be equal to 60% of the Executive’s Base Salary, and for each subsequent fiscal year of the Term shall be determined by the Compensation Committee, subject in all respects to achievement of performance goals to be established by the Company (the “Annual Bonus”). Any bonus earned by the Executive shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that the Executive remains employed by the Company on the date the bonus is paid (other than due to non-renewal or termination by the Company without Cause or by the Executive for Good Reason) and in no event shall the Executive’s bonus be paid later than March 15 of the fiscal year following the fiscal year for which it was earned.

(b) Long-Term Incentive Compensation. The Executive shall be eligible to participate in all equity compensation plans and programs in place at the Company and shall receive such grants as may be provided from time to time by the Company to its officers. For the 2019 fiscal year, the Executive’s target long-term incentive compensation shall be granted as soon as commercially practicable following the Effective Date, but no later than March 31, 2019 and shall be equal to 150% of the Executive’s Base Salary (“Target LTI”) and shall include a mix of fifty percent (50%) performance-based stock options and fifty percent (50%) full value awards subject to ratable time-based vesting over four years. The performance targets for fiscal year 2019 shall be established by the Compensation Committee in consultation with the Chief Executive Officer. The Executive’s Target LTI and the mix of equity grants shall be subject to change each subsequent fiscal year of the Term as determined in the sole discretion of the Compensation Committee. Any equity awards made by the Company to the Executive shall be subject to the terms and conditions set forth in the Company’s equity compensation plan and form of grant agreement, as may be amended from time to time.

4. Benefits. During the Term, the Executive shall be eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

5. Vacation. During the Term, in addition to all holidays observed by the Company (currently ten (10) days), the Executive shall be entitled twenty-one (21) days of annual paid time off, which shall accrue and may be used in accordance with the Company’s vacation, holiday, and other pay-for-time-not-worked policies.

6. Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation by the Executive to the Company of appropriate documentation therefore.

7. Termination Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below), the provisions of this Section 7 shall apply.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive and the Executive may resign for Good Reason (as defined below).

(b) Unless the Executive complies with the provisions of Section 7(c) below, upon termination under Section 7(a) above, no other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company (the “Accrued Obligations”).

(c) Notwithstanding the provisions of Section 7(b), upon termination under Section 7(a) above, if the Executive executes and does not revoke a written release of any and all claims against the Company or its affiliates, with respect to all matters arising out of the Executive’s employment with the Company, in such form as provided by the Company in its sole discretion (the “Release”), and so long as the Executive continues to comply with the provisions of Section 14 below and Exhibit A and Exhibit B, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i) Continuation of the Executive’s Base Salary for twelve (12) months (the “Severance Term”), at the rate in effect for the year in which the Executive’s date of termination occurs, which amount shall be paid in regular payroll installments over the applicable period following the Executive’s termination date; and

(ii) A prorated Annual Bonus for the year in which the Executive’s termination of employment occurs, which shall be determined by multiplying the Executive’s Target Incentive Bonus by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year in which the termination date occurs and the denominator of which is 365. The prorated Annual Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than March 15 of the fiscal year following the fiscal year for which it was earned.

(iii) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for the Severance Term; provided that the Executive shall pay an amount equal to the amount active employees pay for such coverage as of the date of the Executive’s termination (the “Monthly COBRA Costs”) and the period of COBRA health care continuation coverage provided under section 4980B of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (the “Code”) shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this subsection (c)(iii) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment; and provided further that, notwithstanding the foregoing, if the Company’s making payments under this Section 7(c)(iii) would violate any nondiscrimination rules applicable to the Company’s group health plan under which such coverage is made available, or result in the imposition of penalties under the Code or the Affordable Care Act, or be impermissible under applicable law, the Parties agree to reform this Section 7(c)(iii) in a manner as is necessary to comply with such requirements and avoid such penalties.

8. Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to the Accrued Obligations.

9. Death; Disability. If the Executive’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, Disability (as defined below), upon the Executive’s date of termination or death, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to the Accrued Obligations.

10. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.

11. Change of Control.

(a) Termination without Cause or Resignation for Good Reason in connection with a Change of Control. Notwithstanding anything to the contrary herein, if there is both a Change of Control and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the period commencing on the date that is two months prior to (or the earlier date of execution of a definitive agreement with respect to such Change of Control) and ending twelve (12) months following such Change of Control (a “CIC Termination”), then, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i) Severance benefits in an amount equal to one times (1x) the sum of the Executive’s Base Salary plus the Executive’s Target Incentive Bonus in effect immediately prior to the Executive’s termination date, which amount shall be paid in regular payroll installments over the applicable twelve (12) month period following the Executive’s termination date;

(ii) COBRA continuation benefits as set forth in Section 7(c)(iii); and

(iii) All outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the later of (A) the date of the CIC Termination and (B) the consummation of a Change of Control (the later of (A) or (B) the “CIC Vesting Event”). All outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall accelerate, become vested and/or exercisable, as the case may be, as of the date of the CIC Vesting Event at the greater of (x) the target level of performance and (y) the actual level of performance through the CIC Vesting Event.

The foregoing severance benefits shall be subject to the Executive’s execution and non-revocation of the Release and the Executive’s continued compliance with the provisions of Section 14 below, and Exhibit A and Exhibit B attached hereto, as applicable.

(iv) Application of Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of Code Section 280G and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (ii) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for the Executive, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations to be made under this Section 11 shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change of Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change of Control. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 11 shall be borne solely by the Company.

12. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment listed: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation or embezzlement by the Executive of the Company’s funds and/or property; (iii) the Executive repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (iv) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates; (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement; or (vi) a material breach by the Executive of the Company’s Code of Conduct. Prior to any termination for Cause pursuant to each such event listed in (i), (iii), (v) or (vi) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” shall have the same meaning ascribed to such term under the Company’s 2019 Omnibus Incentive Compensation Plan, as in effect on the date hereof and as may be amended from time to time, or such successor plan.

(c) Disability. For purposes of this Agreement, “Disability” shall mean the Executive has been unable to perform the essential functions of the Executive’s position with the Company by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate Executive under the federal Americans with Disabilities Act.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following, without the Executive’s consent: (i) material diminution of the Executive’s authority, duties or responsibilities; (ii) a material change in the geographic location at which Executive must perform the Executive’s services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location more than fifty (50) miles from the location of such offices immediately prior to the relocation); (iii) a material diminution in the Executive’s Base Salary; (iv) non-renewal of this Agreement; or (v) any action or inaction that constitutes a material breach by the Company of a material provision of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive must terminate the Executive’s employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(e) Target Incentive Bonus. For purposes of this Agreement, “Target Incentive Bonus” shall mean the Executive’s target annual incentive bonus amount (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) as in effect under the Company’s applicable annual incentive plan for the year of termination. In the event that the Company has notified the Executive in writing that the Executive will be eligible for a Target Incentive Bonus for the year of termination, but a plan has not yet been put into effect, the Target Incentive Bonus shall be the prior year’s target annual incentive bonus amount.

13. Representations, Warranties and Covenants of the Executive.

(a) Restrictions. The Executive represents and warrants to the Company that:

(i) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and

(ii) The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that the Executive has with any other employer, person or entity.

(b) Obligations to Former Employers. The Executive covenants that in connection with the Executive’s provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(c) Obligations Upon Termination. Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of this Agreement to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

14. Restrictive Covenant Agreements. The Executive agrees to be bound by the Invention and Non-Disclosure Agreement attached hereto as Exhibit A and the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (Exhibit A and Exhibit B together referred to as the “Restrictive Covenant Agreements”), each of which are incorporated by reference herein. The provisions of the Restrictive Covenant Agreements shall survive the term of this Agreement pursuant to the terms set forth in Exhibit A or Exhibit B, as applicable.

15. Miscellaneous Provisions.

(a) Entire Agreement; Amendments.

(i) This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company.

(ii) This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto

(b) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(c) Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Company, to:

7 Custom House Street, Suite 2
Portland, ME 04101
Attention: General Counsel

with a copy to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726
Attention: Mark Stein
Facsimile No.: (617) 341-7701

(ii)	if to the Executive, to the address in the Company’s personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the state of Maine are not required to be open.

(d) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(f) Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(i) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives the severance payments described in Sections 7 or 11 of this Agreement, the Executive hereby waives the Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(ii) If the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company, any affiliates of the Company and any other entities for which the Executive serves as a representative of the Company and any committees thereof.

(iii) The Executive agrees that the Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to the Executive as an executive of the Company, as in effect from time to time and as approved by the board of directors of the Company or a duly authorized committee thereof.

(g) Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 13 or 14, will continue to apply in favor of the successor.

(h) Waiver of Breach. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(i) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive’s covenants contained in Sections 13 or 14, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(k) Survival. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l) Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Maine state court or federal court of the United States of America sitting in the state of Maine, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement or for recognition or enforcement of any judgment. Each of the Parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any Maine state or federal court. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(m) Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(n) Compliance with Section 409A of the Code.

(i) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean the Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii) Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” (as such term is defined under code section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(o) Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

(p) Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold the Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to the Executive’s good faith performance of the Executive’s duties and obligations with the Company. The Company shall also provide the Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

(q) Government Agency Exception. Nothing in this Agreement is intended to prohibit or restrict the Executive from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar the Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

By:	/s/ Benjamin Shaw
Name: Benjamin Shaw
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Francis Dirksmeier
Francis Dirksmeier

[Signature Page to Employment Agreement]